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                     April 17, 2023

       Xuezhu Wang
       Chief Executive Officer
       Paranovus Entertainment Technology Ltd.
       No. 11, Dongjiao East Road, Shuangxi, Shunchang, Nanping City
       Fujian Province, People   s Republic of China

                                                        Re: Paranovus
Entertainment Technology Ltd.
                                                            Annual Report on
Form 20-F for the Fiscal Year Ended March 31, 2022
                                                            Filed August 15,
2022
                                                            File No. 001-39098

       Dear Xuezhu Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Joan Wu, Esq.